Exhibit 99.1

Century Aluminum files notice to terminate power contract at Kentucky smelter
Company seeks equitable rate relief, fair to all constituencies, to keep smelter viable

MONTEREY, CA -- (MARKETWIRE) -- 08/20/12 -- Century Aluminum Company (NASDAQ: CENX) announced today that its subsidiary, Century Aluminum of Kentucky, has issued a 12-month notice to terminate its power contract with Big Rivers Electric Corporation for its Hawesville, Kentucky smelter. During the 12-month notice period, Century is required to pay a demand charge for power, but is not obligated to continue operating the plant.

“Our smelter in Hawesville is a great plant, operated safely and efficiently by a superb group of employees,” said Michael Bless, Century Aluminum's President and Chief Executive Officer. “It is competitive on the global market in every category other than the price we pay for electric power, which is among the highest such rates for smelters in the U.S. The unavoidable truth is that the smelter is not economically viable with this power rate and under current market conditions. We need a power price that is reflective of the market, helps the plant weather these turbulent economic conditions and allows the plant to be competitive over the long term.”

“We fully understand the devastating impact that the plant's closure would have on our employees, customers and suppliers, as well as on Kentucky's economy. We are committed to exploring all available options to keep the smelter open both in the short term and long term. We sincerely hope that an agreement can be reached to save the smelter and protect nearly 700 critical jobs, and all those who depend on them.”

Century Aluminum Company owns primary aluminum capacity in the United States and Iceland. Century's corporate offices are located in Monterey, Calif. More information can be found at www.centuryaluminum.com.

Cautionary Statement
This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements about future, not past, events and involve certain important risks and uncertainties, any of which could cause our actual results to differ materially from those expressed in our forward-looking statements. Such risks and uncertainties may include, without limitation, further declines in aluminum prices or increases in our operating costs; worsening of global financial and economic conditions; and our ability to successfully obtain a long-term competitive power arrangement for the Hawesville plant. Forward-looking statements in this press release include statements regarding the future operation of the Hawesville plant and the future effects of any closure of the Hawesville plant. More information about these risks, uncertainties and assumptions can be found in the risk factors and forward-looking statements cautionary language contained in our Annual Report on Form 10-K and in other filings made with the Securities and Exchange Commission. We do not undertake, and specifically disclaim, any obligation to revise any forward-looking statements to reflect the occurrence of future events or circumstances.

Certified Advisors for the First North market of the OMX Nordic Exchange Iceland hf. for Global Depositary Receipts in Iceland:
Atli B. Gudmundsson, Senior Manager -- Corporate Finance, NBI hf.
Steingrimur Helgason, Director -- Corporate Finance, NBI hf.

Contacts:

Lindsey Berryhill
(media)
831-642-9364

Shelly Harrison
(investors)
831-642-9357